Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS STRONG FISCAL 2015 FINANCIAL RESULTS

—Company Records Net Sales of $99 Million, EPS of $0.91;

Provides Guidance for Fiscal 2016—

Philadelphia, PA — August 25, 2015 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2015 fourth quarter and full year ended June 30, 2015.  On June 1, 2015, the company completed the acquisition of Silarx Pharmaceuticals, Inc.  The financial results presented below include approximately one month of operations for Silarx, which were not material.

For the fiscal 2015 fourth quarter, net sales rose 23% to $99.3 million from $80.6 million in last year’s fourth quarter.  Gross profit increased 29% to $72.0 million, or 72% of net sales, from $55.9 million, or 69% of net sales.  Research and development (R&D) expenses increased to $7.0 million from $6.6 million for the fiscal 2014 fourth quarter.  Selling, general and administrative (SG&A) expenses were $13.9 million, which included $1.6 million of acquisition-related expenses, compared with $12.0 million.  Operating income grew 37% to $51.0 million from $37.4 million.  Net income attributable to Lannett Company increased 44% to $33.9 million, or $0.91 per diluted share, from $23.5 million, or $0.64 per diluted share, for the prior year fourth quarter.

“Our fourth quarter performance was in line with expectations and reflects higher sales and gross margin across a number of product categories,” said Arthur Bedrosian, chief executive officer of Lannett.  “We have now reported fourteen consecutive quarters in which net sales and adjusted EPS exceeded the comparable prior-year period.

“Also during the fourth quarter, we completed the Silarx acquisition, which expands and diversifies our product pipeline, adds greater capacity to manufacture liquid pharmaceuticals and increases our current research and development capabilities.  I am pleased to report that we expect the acquisition to be immediately accretive to our fiscal 2016 financial results and the integration of Silarx’s operations is proceeding smoothly and is nearly complete.”

For the fiscal 2015 full year, net sales rose 49% to $406.8 million from $273.8 million in the prior year.  Gross profit was $306.4 million, or 75% of net sales.  This compares with gross profit for fiscal 2014 of $154.4 million, or 56% of net sales, which included a non-recurring pre-tax charge of $20.1 million related to the contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP).  Excluding the JSP

contract renewal charge, gross profit was $174.5 million, or 64% of net sales.  R&D expenses increased to $30.3 million from $27.7 million.  SG&A expenses were $49.5 million, compared with $38.6 million.  Included in SG&A expenses for fiscal 2015 were $4.3 million in acquisition-related expenses.  Operating income was $226.5 million compared with $88.1 million for the prior year.  Excluding the JSP contract renewal charge, operating income for the prior-year period was $108.2 million.  Net income attributable to Lannett Company was $149.9 million, or $4.04 per diluted share, compared with $57.1 million, or $1.62 per diluted share, for fiscal 2014.  Adjusted net income, which excludes the impact of the JSP contract renewal charge equal to $12.6 million after-tax, was $69.7 million, or $1.98 per diluted share, in fiscal 2014.

Guidance for Fiscal 2016

Based on Lannett’s current outlook, the company provided financial guidance for the fiscal 2016 full year as follows:

•                  Net sales in the range of $425 million to $435 million;

•                  Gross margin as a percentage of net sales of approximately 71% to 73%;

•                  R&D expense in the range of $33 million to $35 million;

•                  SG&A expense ranging from $57 million to $59 million, which includes approximately $5.0 million in acquisition-related expenses;

•                  The full year effective tax rate to be in the range of 34% to 35%; and

•                  Capital expenditures in fiscal 2016 in the range of $60 million to $70 million, which includes $30 million to continue the partial fit-out of company-owned buildings.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2015 fourth quarter and full year ended June 30, 2015.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 40464835.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2016, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including products acquired in the Silarx transaction, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	June 30, 2015	June 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$200,340	$105,587
Investment securities	13,467	40,693
Accounts receivable, net	91,103	61,325
Inventories, net	46,191	44,844
Deferred tax assets	16,270	11,265
Other current assets	3,175	1,833
Total current assets	370,546	265,547
Property, plant and equipment, net	94,556	61,704
Intangible assets, net	29,090	927
Goodwill	141	—
Deferred tax assets	12,495	14,234
Other assets	1,938	361
TOTAL ASSETS	$508,766	$342,773

LIABILITIES
Current liabilities:
Accounts payable	$19,195	$20,982
Accrued expenses	4,928	3,901
Accrued payroll and payroll-related expenses	10,397	12,860
Rebates payable	7,553	4,558
Income taxes payable	1,918	4,569
Current portion of long-term debt	135	129
Total current liabilities	44,126	46,999
Long-term debt, less current portion	874	1,009
TOTAL LIABILITIES	45,000	48,008
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 100,000,000 shares authorized; 36,783,381 and 36,088,272 shares issued; 36,264,585 and 35,571,280 shares outstanding at June 30, 2015 and 2014, respectively)	37	36
Additional paid-in capital	236,178	216,793
Retained earnings	233,573	83,654
Accumulated other comprehensive loss	(295)	(54)
Treasury stock (518,796 and 516,992 shares at June 30, 2015 and 2014, respectively)	(6,080)	(5,959)
Total Lannett Company, Inc. stockholders’ equity	463,413	294,470
Noncontrolling interest	353	295
Total stockholders’ equity	463,766	294,765
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$508,766	$342,773

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$99,276	$80,619	$406,837	$273,771
Cost of sales	27,326	24,691	100,481	99,263
JSP contract renewal cost	—	—	—	20,100
Gross profit	71,950	55,928	306,356	154,408
Operating expenses:
Research and development	6,984	6,600	30,342	27,713
Selling, general, and administrative	13,948	11,977	49,527	38,606
Total operating expenses	20,932	18,577	79,869	66,319
Operating income	51,018	37,351	226,487	88,089
Other income (loss):
Foreign currency gain (loss)	—	—	(21)	1
Gain (loss) on sale of assets	18	—	33	(142)
Gain on investment securities	113	142	705	1,907
Interest and dividend income	122	91	425	295
Interest expense	(88)	(13)	(207)	(130)
Total other income	165	220	935	1,931
Income before income taxes	51,183	37,571	227,422	90,020
Income tax expense	17,222	14,019	77,430	32,857
Net income	33,961	23,552	149,992	57,163
Less: Net income attributable to noncontrolling interest	18	17	73	62
Net income attributable to Lannett Company, Inc.	$33,943	$23,535	$149,919	$57,101

Earnings per common share attributable to Lannett Company, Inc.
Basic	$0.94	$0.66	$4.18	$1.70
Diluted	$0.91	$0.64	$4.04	$1.62

Weighted average common shares outstanding:
Basic	36,164,719	35,413,363	35,827,167	33,663,589
Diluted	37,321,633	36,913,944	37,127,117	35,193,376